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                                                                                                                   Exhibit 12
                                                                                                                   3/23/100


                                                                             MISSISSIPPI POWER COMPANY
                                                             Computation of ratio of earnings to fixed charges for the
                                                                      the five years ended December 31, 1998
                                                                   and the twelve months ended December 31, 1999

                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                         Ended
                                                                            Year ended December 31,                    December 31,
                                                           -------------------------------------------------------
                                                         1994         1995         1996        1997         1998           1999
                                                     --------------------------Thousands of Dollars---------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Earnings  Before Interest and Income Taxes     $    107,680   $   118,257   $  114,073   $ 113,149     $ 118,316     $  121,704
      AFUDC - Debt funds                                 1,039           399          713           0             0              0
                                                     ----------  ------------  -----------  ----------    ----------    -----------
         Earnings as defined                      $    108,719   $   118,656   $  114,786   $ 113,149     $ 118,316     $  121,704
                                                     ==========  ============  ===========  ==========    ==========    ===========



FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $  19,725     $     21,898   $   19,898   $  19,856     $  20,567     $   20,455
   Interest on interim  obligations                   1,442            1,141        1,416          96           943          2,750
   Amort of debt disc, premium  and expense, net      1,479            1,510        1,547       1,577         1,446          1,432
   Other interest  charges                              404            1,185          753       2,943         3,586          6,128
                                                  ----------    ------------  -----------  ----------    ----------    -----------
         Fixed charges as defined                 $  23,050     $     25,734   $   23,614   $  24,472     $  26,542     $   30,765
                                                  ==========    ============  ===========  ==========    ==========    ===========



RATIO OF EARNINGS TO FIXED CHARGES                    4.72            4.61          4.86       4.62           4.46           3.96
                                                      ====            ====          ====       =====          =====          ====



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